Exhibit 99.1

For additional information, contact: E.L. Spencer, Jr. President, CEO and Chairman of the Board (334) 821-9200

Press Release - January 18, 2008

AUBURN NATIONAL BANCORPORATION

REPORTS RECORD NET EARNINGS OF $6.9 MILLION FOR 2007

Fourth Quarter 2007 Highlights – Compared to Fourth Quarter 2006:

•	Earnings per share increases 17%

•	Total loans up 14% or $40.4 million

•	Credit quality continues to be very strong, with nonperforming assets at 0.17% of total loans

•	Net interest margin improves 15 basis points to 2.91%

AUBURN, Alabama – Auburn National Bancorporation (NASDAQ: AUBN) reported net earnings of $1.8 million, or $0.48 per share, for the fourth quarter of 2007, compared with $1.5 million, or $0.41 per share, for the fourth quarter of 2006. Net earnings for the year ended December 31, 2007 were $6.9 million, or $1.86 per share, compared to $6.6 million, or $1.74 per share, for the previous year.

In the fourth quarter of 2007, total revenue (on a tax-equivalent basis) was $5.8 million, an increase of 12% from the fourth quarter of 2006. Net interest income (on a tax-equivalent basis) was $4.6 million for the fourth quarter of 2007, an increase of 12% from the fourth quarter of 2006, reflecting growth in the loan portfolio.

Credit quality continued to be very strong, with an annualized net recovery ratio of 0.04% for the fourth quarter of 2007 and nonperforming assets at 0.17% of total loans. Provision for loan losses decreased $35 thousand in the fourth quarter of 2007 compared with the fourth quarter of 2006 due to continued strength in credit quality.

Noninterest income increased 15% in the fourth quarter of 2007 from the fourth quarter of 2006. This increase was driven by the Company’s decision to sell $21.1 million in securities available-for-sale, generating gross gains of $227 thousand.

Noninterest expense increased 17% in the fourth quarter of 2007 from the fourth quarter of 2006. This increase was primarily impacted by the Company’s decision to prepay $10.0 million of higher costing Federal Home Loan Bank (FHLB) advances and increases in salaries and benefits expense. The prepayment of the FHLB advances resulted in a charge of $313 thousand. Despite these increases, our efficiency ratio for the fourth quarter of 2007 was only 55.71%.

The Company’s effective tax rate for the fourth quarter of 2007 was 22.51%, compared to 26.68% for the fourth quarter of 2006. The decrease in the effective tax rate was primarily driven by the subsequent recognition of a previously unrecognized tax benefit. The Company recognized the tax benefit upon settlement of an uncertain tax position related to state income taxes.

In the fourth quarter of 2007, the Company paid cash dividends of $691 thousand, or $0.175 per share, and the Company’s dividend payout ratio was 36.46%. On an annual basis, the Company paid cash dividends of $0.70 per share in 2007, compared to $0.64 per share in 2006.

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AUBURN NATIONAL BANCORPORATION REPORTS RECORD NET EARNINGS /page 2

About Auburn National Bancorporation

Auburn National Bancorporation, Inc. (the “Company”) is the parent company of AuburnBank (the “Bank”), with total assets of approximately $689 million. The Bank is an Alabama state-chartered bank that is a member of the Federal Reserve System and has operated continuously since 1907. Both the Company and the Bank are headquartered in Auburn, Alabama. The Bank conducts its business in East Alabama, including Lee County and surrounding areas. The Bank operates full-service branches in Auburn, Opelika, Hurtsboro and Notasulga, Alabama. In-store branches are located in the Auburn and Opelika Kroger stores, as well as in the Wal-Mart SuperCenter stores in Auburn, Opelika, and Phenix City, Alabama. Mortgage loan offices are located in Phenix City, Valley, Mountain Brook, and Orange Beach, Alabama. Additional information about the Company and the Bank may be found by visiting www.auburnbank.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, including, without limitation, statements about future financial and operating results, costs and revenues, economic conditions in our markets, and credit quality conditions, as well as statements with respect to our objectives, expectations and intentions and other statements that are not historical facts. Actual results may differ from those set forth in the forward-looking statements.

Forward-looking statements with respect to our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, and involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause the actual results, performance or achievements of the Company or the Bank to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. You should not expect us to update any forward-looking statements.

All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by this cautionary notice, including, without limitation, those risks and uncertainties described in our annual report on Form 10-K for the year ended December 31, 2006, and otherwise in our SEC reports and filings.

Explanation of Non-GAAP Financial Measures

In addition to results presented in accordance with U.S. generally accepted accounting principles (GAAP), this press release includes certain designated net interest income amounts presented on a tax-equivalent basis, a non-GAAP financial measure, including the presentation of total revenue and the calculation of the efficiency ratio.

The Company believes the presentation of net interest income on a tax-equivalent basis provides comparability of net interest income from both taxable and tax-exempt sources and facilitates comparability within our industry. Although the Company believes this non-GAAP financial measure enhances investors’ understanding of its business and performance, this non-GAAP financial measure should not be considered an alternative to GAAP. The reconciliation of this non-GAAP financial measure from GAAP to non-GAAP is presented below.

	Three Months Ended December 31,		Years Ended December 31,
(In thousands)	2007	2006	2007	2006
Net interest income (GAAP)	$4,298	$3,827	$16,875	$15,980
Tax-equivalent adjustment	291	251	1,123	1,033

Net interest income (Tax-equivalent)	$4,589	$4,078	$17,998	$17,013

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AUBURN NATIONAL BANCORPORATION REPORTS RECORD NET EARNINGS /page 3

Financial Highlights

	Three Months Ended December 31,		Years Ended December 31,
(Dollars in thousands, except per share amounts)	2007	2006	2007	2006
Results of Operations
Net interest income (GAAP)	$4,298	$3,827	$16,875	$15,980
Tax-equivalent adjustment	291	251	1,123	1,033

Net interest income (a)	4,589	4,078	17,998	17,013
Noninterest income	1,252	1,090	4,666	4,448

Total revenue (a)	5,841	5,168	22,664	21,461
Provision for loan losses	—	35	23	330
Noninterest expense	3,253	2,772	12,360	11,201
Tax-equivalent adjustment	291	251	1,123	1,033
Income tax expense	517	563	2,240	2,312

Net earnings	$1,780	$1,547	$6,918	$6,585

Per share data:
Basic and diluted net earnings	$0.48	$0.41	$1.86	$1.74
Cash dividends declared	$0.175	$0.160	$0.70	$0.64
Weighted average shares outstanding
Basic	3,688,780	3,765,270	3,716,427	3,777,721
Diluted	3,688,780	3,765,270	3,716,427	3,778,055
Shares outstanding, at period end	3,681,809	3,743,787	3,681,809	3,743,787

Performance ratios:
Return on average equity	13.51%	12.96%	13.50%	14.66%
Return on average assets	1.06	0.99	1.06	1.06
Dividend payout ratio	36.46	39.02	37.63	36.78
Average equity to average assets	7.85	7.60	7.88	7.20

Asset Quality:
Allowance for loan losses as a % of:
Loans	1.27%	1.43%	1.27%	1.43%
Nonperforming assets	748	5,617	748	5,617
Net charge-offs (recoveries) as a % of average loans	(0.04)	0.04	(0.01)	0.05
Nonperforming assets as a % of loans	0.17	0.03	0.17	0.03

Other financial data:
Net interest margin	2.91%	2.76%	2.97%	2.91%
Effective income tax rate	22.51	26.68	24.46	25.99
Efficiency ratio (a)	55.71	53.64	54.54	52.19

Selected period end balances:
Securities	$318,373	$301,937	$318,373	$ 301,937
Loans	322,411	281,983	322,411	281,983
Allowance for loan losses	4,105	4,044	4,105	4,044
Total assets	688,659	635,126	688,659	635,126
Total deposits	492,585	469,648	492,585	469,648
Long-term debt	115,386	90,404	115,386	90,404
Total stockholders’ equity	53,018	48,418	53,018	48,418

(a)	Tax-equivalent. See “Explanation of Non-GAAP Financial Measures.”